Exhibit 97.1

INLIF LIMITED

the “Company”

COMPENSATION RECOVERY POLICY

Effective Date: April 28, 2025

In accordance with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Exchange Act Rule 10D-1, and the listing standards of The Nasdaq Stock Market (the “Exchange”), the Company’s Board of Directors (the “Board”) has adopted this Compensation Recovery Policy (the “Policy”).

Capitalized terms used in the Policy are defined in Section I below. The application of the Policy to Executive Officers is not discretionary, except to the limited extent provided in Section G below, and applies without regard to whether an Executive Officer was at fault.

A.	Persons Covered by the Policy

The Policy is binding and enforceable against all Executive Officers. Each Executive Officer will be required to sign and return to the Company an acknowledgement that such Executive Officer will be bound by the terms and comply with the Policy. The failure to obtain such acknowledgement will have no impact on the applicability or enforceability of the Policy.

B.	Administration of the Policy

The Compensation Committee of the Board (the “Committee”) has full-delegated authority to administer the Policy. The Committee is authorized to interpret and construe the Policy and to make all determinations necessary, appropriate, or advisable for the administration of the Policy. In addition, if determined in the discretion of the Board, the Policy may be administered by the independent members of the Board or another committee of the Board made up of independent members of the Board, in which case all references to the Committee will be deemed to refer to such independent members of the Board or such other Board committee. All determinations of the Committee will be final and binding and will be given the maximum deference permitted by law.

C.	Accounting Restatements Requiring Application of the Policy

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”), then the Committee must determine the excess compensation, if any, that must be recovered (the “Excess Compensation”). The Company’s obligation to recover Excess Compensation is not dependent on if or when the restated financial statements are filed.

D.	Compensation Covered by the Policy

The Policy applies to all Incentive-Based Compensation Received by an Executive Officer:

(a)	after beginning service as an Executive Officer;

(b)	who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;

(c)	while the Company has a class of securities listed on the Exchange;

(d)	during the three completed fiscal years immediately preceding the Accounting Restatement Determination Date. In addition to these last three completed fiscal years, the Policy must apply to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of the Company’s new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year; and

(e)	on or after October 2, 2023.

E.	Excess Compensation Subject to Recovery of the Policy

Excess Compensation is the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had such Incentive-Based Compensation been determined based on the restated amounts (this is referred to in the listings standards as “erroneously awarded incentive-based compensation”) and must be computed without regard to any taxes paid.

To determine the amount of Excess Compensation for Incentive-Based Compensation based on stock price or total shareholder return, where it is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received and the Company must maintain documentation of the determination of that reasonable estimate and provide the documentation to the Exchange.

F.	Repayment of Excess Compensation

The Company must recover Excess Compensation reasonably promptly and Executive Officers are required to repay Excess Compensation to the Company. Subject to applicable law, the Company may recover Excess Compensation by requiring the Executive Officer to repay such amount to the Company by direct payment to the Company or such other means or combination of means as the Committee determines to be appropriate (these determinations do not need to be identical as to each Executive Officer). These means may include:

(a)	requiring reimbursement of cash Incentive-Based Compensation previously paid;

(b)	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

(c)	offsetting the amount to be recovered from any unpaid or future compensation to be paid by the Company or any affiliate of the Company to the Executive Officer;

(d)	cancelling outstanding vested or unvested equity awards; and/or

(e)	taking any other remedial and recovery action permitted by law, as determined by the Committee.

The repayment of Excess Compensation must be made by an Executive Officer notwithstanding any Executive Officer’s belief (whether or not legitimate) that the Excess Compensation had been previously earned under applicable law and therefore is not subject to recovery.

In addition to its rights to recovery under the Policy, the Company or any affiliate of the Company may take any legal actions it determines appropriate to enforce an Executive Officer’s obligations to the Company or its affiliate or to discipline an Executive Officer, including (without limitation) termination of employment, institution of civil proceedings, reporting of misconduct to appropriate governmental authorities, reduction of future compensation opportunities, or change in role. The decision to take any actions described in the preceding sentence will not be subject to the approval of the Committee and can be made by the Board, any committee of the Board, or any duly authorized officer of the Company or of any applicable affiliate of the Company.

G.	Limited Exceptions to the Policy

The Company must recover Excess Compensation in accordance with the Policy except to the limited extent that any of the conditions set forth below are met, and the Committee determines that recovery of the Excess Compensation would be impracticable:

(a)	The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before reaching this conclusion, the Company must make a reasonable attempt to recover the Excess Compensation, document the reasonable attempt(s) taken to so recover, and provide that documentation to the Exchange;

(b)	Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before reaching this conclusion, the Company must obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and must provide such opinion to the Exchange; or

(c)	Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the legal requirements as such;

H.	Other Important Information in the Policy

Notwithstanding the terms of any of the Company’s organizational documents (including, but not limited to, the Company’s articles of association), any corporate policy or any contract (including, but not limited to, any indemnification agreement), neither the Company nor any affiliate of the Company will indemnify or provide advancement for any Executive Officer against any loss of Excess Compensation, or any claims relating to the Company’s enforcement of its rights under the Policy. Neither the Company nor any affiliate of the Company will pay for or reimburse insurance premiums for an insurance policy that covers potential recovery obligations. In the event that pursuant to the Policy the Company is required to recover Excess Compensation from an Executive Officer who is no longer an employee, the Company will be entitled to seek recovery in order to comply with applicable law, regardless of the terms of any release of claims or separation agreement such individual may have signed. Neither the Company nor any affiliate of the Company will enter into any agreement that exempts any Incentive-Based Compensation that is granted, paid, or awarded to an Executive Officer from the application of the Policy or that waives the Company’s right to recovery of any Excess Compensation, and the Policy shall supersede any such agreement (whether entered into before, on, or after the adoption of the Policy).

The Committee or Board may review and modify the Policy from time to time.

If any provision of the Policy or the application of any such provision to any Executive Officer is adjudicated to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions of the Policy or the application of such provision to another Executive Officer, and the invalid, illegal or unenforceable provisions will be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

The Policy will terminate and no longer be enforceable when the Company ceases to be a listed issuer within the meaning of Section 10D of the Exchange Act.

I.	Definitions

“Accounting Restatement Determination Date” means the earlier to occur of: (a) the date the Board, a committee of the Board, or one or more of the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

“Executive Officer” means each individual who is or was ever designated as an “officer” by the Board in accordance with Exchange Act Rule 16a-1(f).

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (for the avoidance of doubt, no compensation that is potentially subject to recovery under the Policy will be earned until the Company’s right to recover under the Policy has lapsed) and excludes the following: salaries, bonuses paid solely at the discretion of the Committee or Board that are not paid from a bonus pool that is determined by satisfying a Financial Reporting Measure, bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period, non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures, and equity awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal and vesting is contingent solely upon completion of a specified employment period (e.g., time-based vesting equity awards) and/or attaining one or more non-Financial Reporting Measures.

“Received” means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-Based Compensation is “Received” under the Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, the Policy does not apply to Incentive-Based Compensation for which the Financial Reporting Measure is attained prior to October 2, 2023.

ACKNOWLEDGEMENT & AGREEMENT

This Acknowledgment & Agreement (the “Acknowledgment”) is delivered by the undersigned employee (“Executive”), as of the date set forth below, to INLIF LIMITED (the “Company”). Effective as of April 28, 2025, the Board of Directors (the “Board”) of the Company adopted the COMPENSATION RECOVERY POLICY (as amended, restated, supplemented or otherwise modified from time to time by the Board, the “Policy”).

In consideration of the continued benefits to be received from the Company (and/or any subsidiary of the Company) and Executive’s right to participate in, and as a condition to the receipt of, Incentive-based Compensation (as defined in the Policy), Executive hereby acknowledges and agrees to the following:

I acknowledge that I have received and read the Policy.

I understand and acknowledge that the Policy applies to me, and all of my beneficiaries, heirs, executors, administrators, or other legal representatives and that the Company’s right to recovery in order to comply with applicable law will apply, regardless of the terms of any release of claims or separation agreement I have signed or will sign in the future.

I agree to be bound by and to comply with the Policy and understand that determinations of the Committee (as such term is used in the Policy) will be final and binding and will be given the maximum deference permitted by law.

I understand and agree that my current indemnification rights, whether in an individual agreement or the Company’s organizational documents, exclude the right to be indemnified for amounts required to be recovered under the Policy.

I understand that my failure to comply in all respects with the Policy is a basis for termination of my employment with the Company and any affiliate of the Company, as well as any other appropriate discipline.

I understand that neither the Policy, nor the application of the Policy to me, gives rise to a resignation for good reason (or similar concept) by me under any applicable employment agreement or arrangement.

I acknowledge that if I have questions concerning the meaning or application of the Policy, it is my responsibility to seek guidance from the Company’s legal department or my own personal advisers.

I acknowledge that neither this Acknowledgement nor the Policy is meant to constitute an employment contract.

Please review, sign, and return this form to the Company.

(mm/dd/yyyy)

Rongjun Xu, Chief Executive Officer
(print name and title)

(signature)

ACKNOWLEDGEMENT & AGREEMENT

This Acknowledgment & Agreement (the “Acknowledgment”) is delivered by the undersigned employee (“Executive”), as of the date set forth below, to INLIF LIMITED (the “Company”). Effective as of April 28, 2025, the Board of Directors (the “Board”) of the Company adopted the COMPENSATION RECOVERY POLICY (as amended, restated, supplemented or otherwise modified from time to time by the Board, the “Policy”).

In consideration of the continued benefits to be received from the Company (and/or any subsidiary of the Company) and Executive’s right to participate in, and as a condition to the receipt of, Incentive-based Compensation (as defined in the Policy), Executive hereby acknowledges and agrees to the following:

I acknowledge that I have received and read the Policy.

I understand and acknowledge that the Policy applies to me, and all of my beneficiaries, heirs, executors, administrators, or other legal representatives and that the Company’s right to recovery in order to comply with applicable law will apply, regardless of the terms of any release of claims or separation agreement I have signed or will sign in the future.

I agree to be bound by and to comply with the Policy and understand that determinations of the Committee (as such term is used in the Policy) will be final and binding and will be given the maximum deference permitted by law.

I understand and agree that my current indemnification rights, whether in an individual agreement or the Company’s organizational documents, exclude the right to be indemnified for amounts required to be recovered under the Policy.

I understand that my failure to comply in all respects with the Policy is a basis for termination of my employment with the Company and any affiliate of the Company, as well as any other appropriate discipline.

I understand that neither the Policy, nor the application of the Policy to me, gives rise to a resignation for good reason (or similar concept) by me under any applicable employment agreement or arrangement.

I acknowledge that if I have questions concerning the meaning or application of the Policy, it is my responsibility to seek guidance from the Company’s legal department or my own personal advisers.

I acknowledge that neither this Acknowledgement nor the Policy is meant to constitute an employment contract.

Please review, sign, and return this form to the Company.

(mm/dd/yyyy)

Yanting Chen, Chief Financial Officer
(print name and title)

(signature)